UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

SUNAIR SERVICES CORPORATION

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EXPLANATORY NOTE
     Sunair Services Corporation (“Sunair”) filed a definitive proxy statement (“Proxy Statement”) with the Securities and Exchange Commission (“SEC”) on January 28, 2009 relating to the election of seven members to its Board of Directors, who are named on pages 4-5 of the Proxy Statement (the “Proposal”). On February 5, 2009, Sunair issued a press release in which it addressed certain issues raised in Information Statement on Schedule 14C and Schedule 13D filing which Michael Brauser, Michael Herman, Dru Schmitt and two other persons filed with the SEC on February 2, 2009. To the extent this press release may be deemed to soliciting material under Rule 14a-6 of the Exchange Act of 1934, Sunair is filing a copy of this press release under cover of Schedule 14A. INVESTORS AND SECURITY HOLDERS OF SUNAIR ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT SUNAIR AND THE PROPOSAL. The Proxy Statement was mailed to Sunair’s holders of record as of January 28, 2009. Investors and security holders may also obtain a free copy of the Proxy Statement, and other documents filed by Sunair with the SEC, at the SEC’s web site at http://www.sec.gov. The Proxy Statement is also available at http://www.amstock.com/ProxyServices/ViewMaterials.asp. Free copies of Sunair’s filings may also be obtained by directing a request to Sunair Services Corporation, 595 South Federal Highway, Suite 500, Boca Raton, FL 33432, Attention: Corporate Secretary
     On February 5, 2009, Sunair issued the following press release.
     * * *

Sunair Services Corporation
Boca Raton, FL — February 5, 2009 — Sunair Services Corporation (AMEX: SNR) has reviewed the Information Statement on Schedule 14C and Schedule 13D filing which Michael Brauser, Michael Herman and Dru Schmitt (the “Group”) filed with the Securities and Exchange Commission on February 2, 2009. Sunair believes that the Information Statement and Schedule 13D filing contain numerous false and misleading statements and it intends on taking appropriate action to correct these misstatements.
Based on the Information Statement which was filed on February 2, 2009, it appears that the Group may not have the votes that are required to remove Sunair’s current Board members (except Charles Steinmetz) and replace them with the Group’s nominees. To attempt to obtain the required votes, Sunair believes that the Group may be engaging in an unauthorized solicitation of proxies in violation of Section 14 of the Exchange Act. Shareholders should also be advised that Charles Steinmetz has stated that he will not execute a written consent to remove the current Board. Mr. Steinmetz was the majority owner of Middleton Pest Control from 1977 until it was purchased by Sunair in July 2005 and has served as a member of the Board of Directors since that time.
The Group implies in the Schedule 13D filed on February 2, 2009 that Sunair received a definitive offer from Massey Services which would have resulted in each Sunair shareholder receiving $3.00 per share. This statement is inaccurate and misleading. Sunair and Massey had not agreed on definitive terms for the transaction and the offer was contingent on several items, including financing.
Sunair believes that Mr. Brauser favors a transaction with Massey Services, as opposed to other potential purchasers, because he would receive a $1 million consulting fee from Massey Services if the transaction closes. Sunair wishes to maximize value for all of its shareholders (not just Mr. Brauser) and has therefore retained Hyde Park Capital, a well respected investment banking firm, to assist it in exploring the best strategic options for the company.
Finally, we note that Sunair’s financial performance has improved significantly since Jack Ruff was appointed CEO in July 2008. Mr. Ruff has made numerous changes to Sunair’s operations which significantly reduced our losses from continuing operations. Sunair incurred a loss from continuing operations of $(411,916) for the fiscal fourth quarter ending September 30, 2008, or $(0.03) per basic and diluted share, compared to a loss of $(2,956,993) for the same quarter last year, or $(0.22) per basic and diluted share. In addition, the last of our legacy business has been sold allowing management to focus solely on the pest control and lawn care business.
ABOUT SUNAIR
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. For more information about Sunair, please visit http://www.sunairservices.com.